Exhibit 99.28 (d)(xxi)

AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

THE AMENDMENT, dated July 23, 2025 (the “Amendment”), to the Sub-Advisory Agreement, dated August 3, 2020 (as amended from time to time, the “Agreement”), is entered into between the OLD WESTBURY FUNDS, INC. (the “Corporation”) on behalf of Old Westbury Credit Income Fund (the “Fund”), BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”) and Muzinich & Co., Inc. (the “Sub-Adviser”). Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, the Sub-Adviser provides certain investment sub-advisory services to the Adviser with respect to the Segment;

WHEREAS, the parties desire to amend and replace Appendix A of the Agreement (Sub-Advisory Fees) with the form of Appendix A attached hereto effective as of June 1, 2025;

WHEREAS, the parties wish to ensure that the Sub-Adviser is authorized to represent the Corporation on behalf of the Fund with respect to “liability management exercises” and substantially similar transactions (collectively, “LMEs”) that affect or may affect the Fund’s holdings; and

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.	Sub-Advisory Fees.

The parties hereby agree that Appendix A of the Agreement is deleted and replaced in its entirety with the Appendix A attached hereto, effective as of June 1, 2025.

2.	Liability Management Exercises.

The parties hereby agree as follows:

a.	Agreements.

As part of the authorities delegated to it in its role as Sub-Adviser, the Sub-Adviser has the authority to sign agreements on behalf of the Corporation with respect to the Fund and to perform obligations and exercise rights under such agreements, on behalf of the Corporation with respect to the Fund in connection with any investments for the Fund that are permitted to be made by the Sub-Adviser in accordance with the Agreement and the Approved Investment Program; and the Sub-Adviser is under no obligation to receive consent from any person in order to exercise such authority. For the avoidance of doubt, such agreements concern matters related to LMEs, such as tender or exchange offers, open-market purchases or sales, cooperation with other market participants, cooperation with issuers of securities, and/or restructurings/workouts. The Sub-Adviser shall not be entitled to any additional compensation for such activities.

b.	Advisors

As part of the authorities delegated to it in its role as Sub-Adviser, the Sub-Adviser, in connection with any investments for the Fund that are permitted to be made by the Sub-Adviser in accordance with the Agreement and the Approved Investment Program, has the authority (a) to engage financial, legal and/or other advisors on behalf of the Corporation on behalf of the Fund (or an ad hoc group of which the Sub-Adviser and/or the Corporation on behalf of the Fund is/are a member), provided that no advisory, legal and/or other fees and expenses will be incurred or paid on behalf of the Fund; and (b) with prior notice to and consent of the Adviser, to engage financial, legal and/or other advisors and to incur and pay advisory, legal and/or other fees and expenses on behalf of the Corporation on behalf of the Fund (or an ad hoc group of which the Sub-Adviser and/or the Corporation on behalf of the Fund is/are a member) provided that such fees and expenses are deemed by the Sub-Adviser to be reasonable and appropriate.

c.	Workouts

As part of the authorities delegated to it in its role as Sub-Adviser, the Sub-Adviser has the authority to cause the Corporation on behalf of the Fund to participate in, or undertake any other action with respect to, LMEs, debt restructurings or any similar arrangement in connection with any investments for the Fund that are permitted to be made by the Sub-Adviser in accordance with the Agreement and the Approved Investment Program; and the Sub-Adviser is under no obligation to receive consent from any person in order to exercise such authority.

3.	Miscellaneous

a.	The Parties acknowledge that each of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

b.	Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect. The Agreement, as amended by this Amendment, contains the entire understanding of the parties hereto.

c.	This Amendment shall be governed by, and construed in accordance with, New York law and the federal securities laws, including the 1940 Act and the Advisers Act.

d.	This Amendment may be executed by any physical or electronic means permissible under applicable law and in any number of counterparts, each of which shall be deemed an original.

[Remainder Of Page Intentionally Blank - Signatures Appear On Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

OLD WESTBURY FUNDS, INC. on behalf of the Fund

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & Chief Executive Officer

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Holly MacDonald
Name:	Holly MacDonald
Title:	President

MUZINICH & CO., INC.

By:	/s/ Cheryl Rivkin
Name:	Cheryl Rivkin
Title:	Chief Administrative Officer